Exhibit 99.1

News Release For Immediate Release October 25, 2016	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (781-573-1348) mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES THIRD QUARTER 2016 EARNINGS

STOUGHTON, Massachusetts, October 25, 2016 – Randolph Bancorp, Inc. (the “Company’) (NASDAQ Global Market: RNDB), a Massachusetts corporation and the holding company of Randolph Savings Bank (the “Bank”), today announced net income of $289,000, or $.05 per share, for the third quarter of 2016 compared to a net loss of $361,000 for the third quarter of 2015. Net income was $1,009,000 for the first nine months of 2016 compared to a net loss of $1,013,000 for the first nine months of 2015.

The operating results for both 2016 and 2015 were affected by certain non-recurring items. Excluding such non-recurring items, net income was $1,627,000 for the third quarter of 2016 compared to net income of $262,000 in the third quarter of 2015. Net income, excluding such non-recurring items, was $2,011,000 for the first nine months of 2016 compared to a net loss of $216,000 for the first nine months of 2015.

The following non-recurring items, all presented on a pre-tax basis, were excluded from the results discussed in the preceding paragraph:

•	Expense of $2,275,000 recorded in the third quarter of 2016 related to the Company’s funding of a new charitable foundation at the time of the previously disclosed mutual to stock conversion completed on July 1, 2016. The Randolph Savings Charitable Foundation, Inc. was funded with 181,976 shares of Randolph Bancorp, Inc. common stock and $455,000 in cash.

•	A bargain purchase gain of $1,451,000 recognized in the third quarter of 2016 in connection with the acquisition of First Eastern Bankshares Corporation (“First Eastern”) on July 1, 2016.

•	Merger and restructuring expenses of $514,000 in the third quarter of 2016 and $664,000 for the first nine months of 2016 related to the First Eastern acquisition. The Company also incurred merger expenses related to this acquisition of $517,000 in the third quarter of 2015.

•	Gains of $486,000 for the first nine months of 2016 and $292,000 for the third quarter and first nine months of 2015 related to life insurance settlements.

•	Expense of $398,000 in the third quarter of 2015 and $572,000 for the first nine months of 2015 attributable to a defined benefit pension plan that was settled in July 2015.

James P. McDonough, President and Chief Executive Officer, stated, “Our first quarter as a public company has certainly been exciting. It is particularly gratifying to see the positive impact our acquisition of First Eastern has had on our operating results. With the decline in mortgage rates that

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occurred during the quarter, our team of over fifty loan originators has been active in responding to the opportunity for customers to finance their home purchases and refinance their existing mortgages. During this period, we originated $188.7 million in residential mortgage loans while selling $186.0 million of loans in the secondary market. While we recognize the cyclical nature of the mortgage market and the impact that changes in long-term interest rates can have on future loan production levels, we believe that our commitment to efficient process execution throughout the loan origination cycle along with our focus on the purchase mortgage marketplace position us to grow our share of the overall market for residential loan financing.”

Mr. McDonough added, “We continue to make good progress in our efforts to integrate the operations of First Eastern with those of Randolph Savings Bank. Detailed planning efforts have been underway throughout 2016 and we have our first system conversion, a major milestone in the integration process, scheduled for next month. Upon completion of this system conversion, retail customers of First Eastern will gain access to the Company’s full array of deposit products and our on-line and mobile banking platforms. We expect to complete the integration of all areas of operations by mid-year 2017.”

Third Quarter Operating Results

For the quarter ended September 30, 2016, the Company’s net income of $289,000 was affected by three significant non-recurring items, namely: 1) a bargain purchase gain of $1,451,000, representing the excess of the fair value of the net assets acquired over the amount paid in the acquisition of First Eastern; 2) a charitable contribution expense of $2,275,000 related to the funding of a new charitable foundation in connection with our mutual to stock conversion; and 3) merger and integrations costs of $514,000 associated with the First Eastern transaction. Exclusive of these items, the Company would have reported net income of $1,627,000. The net loss of $361,000 incurred in the quarter ended September 30, 2015 was also affected by three significant non-recurring items, namely: 1) a gain on a life insurance settlement, net of related split dollar life insurance, of $292,000; 2) merger costs associated with the First Eastern transaction of $517,000; and 3) pension costs of $398,000 associated with a defined benefit plan that was settled during the quarter. Exclusive of these items, the Company would have reported net income of $262,000. The improvement of $1,365,000 in operating results was primarily due to our mortgage banking operations as loan sale gains increased by $4,646,000 of which $4,014,000 was generated by First Eastern. Loan origination activity in 2016 has been fueled by a strong housing market in eastern Massachusetts and the continuation of historically low long-term interest rates.

Net interest income increased by $500,000 during the third quarter of 2016 compared to the same quarter of 2015. This increase was entirely due to the acquisition of First Eastern. The Company’s net interest margin declined slightly during the current quarter to 3.03% from 3.07% in the second quarter of 2016 and was down from 3.27% in the third quarter of the prior year. The current quarter net interest margin was adversely affected by the gradual deployment of the net proceeds of the stock offering from lower-yielding overnight investments to investment securities and loans. In the current rate environment, the reinvestment of loan cash flows into new loans is occurring at lower rates which also contributed to the decline in the net interest margin from a year ago.

The Company recognized credit provisions to its allowance for loan losses in the third quarter of 2016 and 2015 of $160,000 and $153,000, respectively. All internal measures of asset quality, including delinquency data, classified loan balances and nonaccrual loan balances continue their positive trend reflecting the strength of the regional and local economy. The allowance for loan losses was at 0.94% of

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total loans at September 30, 2016 compared to 1.12% at December 31, 2015. The allowance for loan losses related to originated loans as a percentage of originated loans, which excludes loans acquired in the First Eastern transaction accounted for at fair value as of the acquisition date, was 1.03% at September 30, 2016.

Non-interest income increased $5,910,000 from $1,450,000 in the third quarter of 2015 to $7,360,000 in the 2016 period. The bargain purchase gain resulting from the First Eastern transaction accounted for $1,451,000 of this increase while the gain on a life insurance settlement in 2015 reduced the year-over-year improvement by $402,000. Excluding these items, non-interest income would have increased by $4,861,000 of which $4,646,000 was due to the increase in loan sale gains. The increase in third quarter non-interest income between years was adversely affected by a fair value write-down in mortgage servicing rights of $415,000 recognized in the 2016 period due to increasing loan prepayments and an increase in the discount rate applied to projected cash flows based on changing market conditions.

Non-interest expenses increased $5,766,000 from $4,886,000 in the third quarter of 2015 to $10,652,000 in the 2016 period. The contribution to our new charitable foundation accounted for $2,275,000 of this increase while expenses associated with a defined benefit pension plan settled in 2015 and a split dollar insurance contract associated with a life insurance settlement reduced the year over year increase by $508,000. Exclusive of these items, non-interest expenses increased by $3,999,000 of which $3,236,000 was due to the First Eastern acquisition. The remaining increase of $763,000 was principally due to increased salaries and benefits associated with higher loan originator commissions, incentive compensation and the Company’s newly created employee stock ownership plan.

No provision for income taxes was recognized in the 2016 quarter while a $1,000 state tax benefit was recognized in the 2015 quarter. The Company has sufficient net operating loss carryforwards (“NOLs”) and/or favorable book-to-tax differences to offset substantially all of its federal and state taxable income in 2016. Our NOLs as well as other deferred tax assets have been subject to a full valuation allowance since 2014. We will continue to evaluate this assessment going forward taking into consideration the actual and projected impact on future operating results of the recently completed stock offering and acquisition of First Eastern.

Balance Sheet

Total assets were $489.6 million at September 30, 2016 compared to $383.2 million at December 31, 2015, an increase of $106.4 million. This growth is almost entirely due to the assets acquired in the First Eastern transaction and the net proceeds of the stock offering, less the amount paid to acquire First Eastern.

Net loans totaled $327.5 million at September 30, 2016, an increase of $42.4 million since December 31, 2015. Of this increase, $31.3 million resulted from the First Eastern acquisition. This portfolio consisted entirely of residential mortgage loan and construction loans for residential properties. The remaining $11.1 million increase was due to organic growth concentrated in commercial real estate loans which increased $9.2 million to $84.1 million at September 30, 2016.

Mortgage loans held for sale increased $26.2 million to $29.1 million at September 30, 2015 from $2.9 million at December 31, 2015. This growth was primarily due to the acquisition of First Eastern in July 2016 but also benefitted from the continuing low interest rate environment and seasonal home purchase activity.

Deposits increased $46.8 million to $356.0 million at September 30, 2016. Of this growth, $33.7 million resulted from the First Eastern acquisition. The remaining increase of $13.1 million, or 4.2%, was spread

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among both term certificate accounts which increased $3.2 million, or 3.8%, and non-maturity deposits, consisting of demand deposits, NOW accounts, money market accounts and regular savings accounts, which increased $9.9 million, or 4.4%.

Stockholders’ equity was $85.9 million at September 30, 2016 compared to $32.5 million at December 31, 2015. The increase of $53.4 million reflects the Company’s mutual to stock conversion that was completed in July 2016. Proceeds from the stock offering of $49.9 million were used during the third quarter to acquire First Eastern ($13.9 million) and to purchase investment securities ($19.7 million). As part of the conversion, the Company established an employee stock ownership plan (“ESOP”) which acquired 8% of the shares issued in the conversion, including shares contributed to the newly formed charitable foundation. The cost of the shares owned by the ESOP of $4.6 million is shown as a reduction of stockholders’ equity in the balance sheet. The tangible stockholders’ equity to tangible assets at September 30, 2016 was 17.52% compared to 8.47% at December 31, 2015.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”) and its First Eastern Mortgage Division. The Bank is a full service community bank with six retail branch locations and a loan operations center in North Attleboro, Massachusetts. First Eastern Mortgage operates a mortgage banking business through its eight loan production offices concentrated in eastern Massachusetts with a loan operations center in Andover, Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s prospectus dated May 13, 2016, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission (“SEC”). The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as the allowance for loans losses related to originated loans as a percentage of originated loans, tangible stockholders’ equity to tangible assets, return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A detailed reconciliation table of the Company’s GAAP to non-GAAP measures is attached.

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Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amount)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest and dividend income:
Loans	$3,434	$2,751	$8,982	$7,763
Other interest and dividend income	442	514	1,309	1,545

Total interest and dividend income	3,876	3,265	10,291	9,308

Interest expense	455	344	1,218	988
Net interest income	3,421	2,921	9,073	8,320
Provision (credit) for loan losses	(160)	(153)	(98)	(28)

Net interest income after provision (credit) for loan losses	3,581	3,074	9,171	8,348

Non-interest income:
Gain on sale of mortgage loans, net	5,401	755	7,140	1,945
Gain on sales/calls of securities	100	24	162	34
Life insurance settlements	—	402	486	402
Bargain purchase gain	1,451	—	1,451	—
Other	408	269	1,509	1,248

Total non-interest income	7,360	1,450	10,748	3,629

Non-interest expenses:
Salaries and employee benefits	5,348	2,538	9,931	6,963
Occupancy and equipment	691	423	1,448	1,355
Professional fees	393	231	983	743
Charitable foundation expense	2,275	—	2,275	—
Merger and integration costs	514	517	664	517
Other non-interest expenses	1,431	1,177	3,606	3,417

Total non-interest expenses	10,652	4,886	18,907	12,995

Income (loss) before income taxes	289	(362)	1,012	(1,018)
Income tax provision (benefit)	—	(1)	3	(5)

Net income (loss)	$289	$(361)	$1,009	$(1,013)

Earnings per share (basic and diluted)	$0.05	N/A	N/A	N/A

Weighted average shares outstanding	5,403,923

N/A – Not applicable as the Company’s common stock was not outstanding during these entire periods.

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Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) - GAAP basis	$289	$(361)	$1,009	$(1,013)
Non-interest income adjustments:
Bargain purchase gain	(1,451)	—	(1,451)	—
Gain on life insurance settlements	—	(402)	(486)	(402)
Non-interest expense adjustments:
Charitable foundation contribution	2,275	—	2,275	—
First Eastern acquisition merger and integration costs	514	517	664	517
Pension expense for defined benefit plan settled in 2015	—	398	—	572
Split dollar insurance expense on life insurance settlement	—	110	—	110

Net income (loss) - Non-GAAP basis	$1,627	$262	$2,011	$(216)

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

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Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Return on average assets: (1)
GAAP	0.24%	(0.37%)	0.31%	(0.36%)
Non-GAAP (2)	1.33%	0.27%	0.63%	(0.08%)
Return on average equity: (1)
GAAP	1.35%	(4.30%)	2.43%	(3.98%)
Non-GAAP (2)	7.59%	3.12%	4.85%	(0.85%)
Net interest margin	3.03%	3.27%	3.07%	3.22%
Non-interest income to total income:
GAAP	68.27%	33.17%	54.23%	30.37%
Non-GAAP (2)	63.33%	23.98%	47.96%	27.01%
Efficiency ratio:
GAAP	98.80%	111.78%	95.39%	108.75%
Non-GAAP (2)	84.28%	97.28%	89.29%	102.16%
Tier 1 capital to average assets	17.08%	8.31%	19.42%	8.60%
Nonperforming assets as a percentage of total assets	0.64%	0.74%	0.64%	0.74%
Allowance for loan losses as a percentage of total loans	0.94%	1.21%	0.94%	1.21%
Allowance for loan losses as a percentage of non-performing loans	112.34%	146.05%	112.34%	146.05%

(1)	Annualized
(2)	See p. 2 for reconciliation of non-GAAP financial measures

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Randolph Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Cash and due from banks	$4,917	$2,721
Interest-bearing deposits	22,076	1,925

Total cash and cash equivalents	26,993	4,646
Certificates of deposit	3,675	4,675
Securities available for sale, at fair value	70,876	62,267
Loans held for sale	29,092	2,870
Loans, net of allowance for loan losses of $3,096 and $3,239, respectively	327,519	285,151
Federal Home Loan Bank stock, at cost	2,368	2,728
Accrued interest receivable	1,067	1,065
Mortgage servicing rights	9,351	2,567
Premises and equipment, net	6,309	2,891
Bank-owned life insurance	7,852	9,620
Foreclosed real estate	353	500
Other assets	4,102	4,183

Total assets	$489,557	$383,163

Liabilities and Equity
Deposits:
Non-interest bearing	$55,129	$37,968
Interest bearing	300,913	271,227

Total deposits	356,042	309,195
Federal Home Loan Bank advances	36,802	34,914
Mortgagors’ escrow accounts	2,053	1,445
Post-employment benefit obligations	2,854	3,294
Other liabilities	5,954	1,856

Total liabilities	403,705	350,704

Equity:
Common stock	59	—
Additional paid-in capital	56,313	—
Retained earnings	33,182	32,198
ESOP-Unearned compensation	(4,601)	—
Accumulated other comprehensive income, net of tax	899	261

Total equity	85,852	32,459

Total liabilities and equity	$489,557	$383,163

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